Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information combines the historical consolidated financial position and results of operations of Union Bankshares Corporation (“Union”) and Xenith Bankshares, Inc. (“Xenith”) using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Xenith will be recorded by Union at their respective fair values as of January 1, 2018, the date the merger of Xenith with and into Union (the “merger”) was completed. The pro forma financial information should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended September 30, 2017 of Union, the Xenith Unaudited Information included in this Current Report on Form 8-K/A, and Annual Report on Form 10-K for the calendar year ended December 31, 2016 of both Union and Xenith.

The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the transaction had been consummated on September 30, 2017. The unaudited pro forma condensed combined consolidated income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the merger as if the transaction had been consummated on January 1, 2016.

The unaudited pro forma condensed combined consolidated financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined consolidated financial information are preliminary and may be significantly revised and may not agree to actual amounts recorded by Union. This financial information does not reflect the benefits of the merger’s expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be attained in the future.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined consolidated financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will ultimately be recorded.

The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with Union’s historical consolidated financial statements and related notes thereto and with Xenith’s historical consolidated financial statements and related notes thereto.

UNION AND XENITH

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of September 30, 2017

(Dollars in thousands)

			Merger
	Union	Xenith	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined
ASSETS
Cash and cash equivalents	$176,961	$165,153	$(11,139	)(a)	$330,975
Securities available for sale, at fair value	968,361	305,768	-		1,274,129
Securities held to maturity, at carrying value	204,801	-	-		204,801
Restricted stock, at cost	68,441	22,044	-		90,485
Loans held for sale, at fair value	30,896	19,397	-		50,293

Loans held for investment, net of deferred fees and costs	6,898,729	2,424,140	(43,023	)(b)(c)	9,279,846
Less allowance for loan losses	37,162	16,265	(16,265	)(d)	37,162
Net loans held for investment	6,861,567	2,407,875	(26,758)		9,242,684

Premises and equipment, net	120,808	55,178	6,293	(e)	182,279
Other real estate owned, net of valuation allowance	8,764	4,817	-		13,581
Goodwill	298,191	26,931	321,143	(f)	646,265
Amortizable intangibles, net	16,017	3,393	30,147	(g)	49,557
Bank owned life insurance	181,451	73,431	-		254,882
Other assets	93,178	171,784	2,251	(h)	267,213
Total assets	$9,029,436	$3,255,771	$321,937		$12,607,144

LIABILITIES
Noninterest-bearing demand deposits	$1,535,149	$541,275	$-		$2,076,424
Interest-bearing deposits	5,346,677	2,064,115	4,287	(i)	7,415,079
Total deposits	6,881,826	2,605,390	4,287		9,491,503

Securities sold under agreements to repurchase	43,337	-	-		43,337
Other short-term borrowings	574,000	105,000	-		679,000
Long-term borrowings	434,750	39,197	11,830	(j)	485,777
Other liabilities	54,152	21,923	12,181	(k)	88,256
Total liabilities	7,988,065	2,771,510	28,298		10,787,873

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	57,708	232	28,820	(l)(m)	86,760
Surplus	608,884	711,377	49,652	(l)(m)	1,369,913
Retained earnings (deficit)	373,468	(226,252)	214,071	(k)(l)	361,287
Accumulated other comprehensive income	1,311	(1,096)	1,096	(l)	1,311
Total stockholders' equity	1,041,371	484,261	293,639		1,819,271

Total liabilities and stockholders' equity	$9,029,436	$3,255,771	$321,937		$12,607,144

See accompanying notes to unaudited pro forma financial information.

UNION AND XENITH

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Ended September 30, 2017

(Dollars in thousands, except per share amounts)

			Merger
	Union	Xenith	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined

Interest and dividend income:
Interest and fees on loans	$216,644	$82,676	$5,559	(n)	$304,879
Other interest income	26,068	6,985	-		33,053
Total interest and dividend income	242,712	89,661	5,559		337,932

Interest expense:
Interest on deposits	18,410	12,152	(959	)(o)	29,603
Other interest expense	17,537	2,722	447	(p)	20,706
Total interest expense	35,947	14,874	(512)		50,309

Net interest income	206,765	74,787	6,071		287,623
Provision for credit losses	7,345	9	433	(A)	7,787
Net interest income after provision for credit losses	199,420	74,778	5,638		279,836

Noninterest income:
Service charges on deposit accounts	14,945	3,561	-		18,506
Other service charges and fees	13,575	2,399	770	(B)	16,744
Fiduciary and asset management fees	8,313	-	-		8,313
Mortgage banking income	7,123	-	-		7,123
Bank owned life insurance income	4,837	1,327	-		6,164
Other operating income	5,637	3,837	(770	)(B)	8,704
Total noninterest income	54,430	11,124	-		65,554

Noninterest expenses:
Salaries and benefits	92,499	30,186	-		122,685
Occupancy expenses	14,560	5,586	37	(q)	20,183
Furniture and equipment expenses	7,882	1,049	478	(C)	9,409
Technology and data processing	12,059	3,909	(478	)(C)	15,490
Merger-related costs	3,476	2,895	(6,371	)(r)	-
Other expenses	44,345	14,124	5,585	(s)(A)	64,054
Total noninterest expenses	174,821	57,749	(749)		231,821

Income before income taxes	79,029	28,153	6,387		113,569
Income tax expense	21,292	8,997	853	(t)	31,142
Net income from continuing operations	57,737	19,156	5,534		82,427
Net loss from discontinued operations	-	(68)	-		(68)
Net income attributable to Company	$57,737	$19,088	$5,534		$82,359

Earnings per common share, basic	$1.32	$0.82			$1.26
Earnings per common share, diluted	$1.32	$0.81			$1.25
Weighted average common shares outstanding, basic	43,685,045	23,184,307	(1,497,706	)(u)	65,371,646
Weighted average common shares outstanding, diluted	43,767,502	23,475,172	(1,516,496	)(u)	65,726,178

See accompanying notes to unaudited pro forma financial information.

UNION AND XENITH

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31, 2016

(Dollars in thousands, except per share amounts)

			Merger
	Union	Xenith	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined

Interest and dividend income:
Interest and fees on loans	$262,567	$85,513	$9,047	(n)	$357,127
Other interest income	32,353	6,904	-		39,257
Total interest and dividend income	294,920	92,417	9,047		396,384

Interest expense:
Interest on deposits	17,731	12,879	(2,686	)(o)	27,924
Other interest expense	12,039	2,669	583	(p)	15,291
Total interest expense	29,770	15,548	(2,103)		43,215

Net interest income	265,150	76,869	11,150		353,169
Provision for credit losses	9,100	11,329	(287	)(A)	20,142
Net interest income after provision for credit losses	256,050	65,540	11,437		333,027

Noninterest income:
Service charges on deposit accounts	19,496	4,686	-		24,182
Other service charges and fees	17,175	2,847	977	(B)	20,999
Fiduciary and asset management fees	10,199	-	-		10,199
Mortgage banking income	10,953	-	-		10,953
Bank owned life insurance income	5,513	1,492	-		7,005
Other operating income	7,571	2,099	(977	)(B)	8,693
Total noninterest income	70,907	11,124	-		82,031

Noninterest expenses:
Salaries and benefits	117,103	34,501	-		151,604
Occupancy expenses	19,528	6,427	49	(q)	26,004
Furniture and equipment expenses	10,475	1,083	671	(C)	12,229
Technology and data processing	15,368	5,602	(671	)(C)	20,299
Merger-related costs	-	16,717	- (r)		16,717
Other expenses	60,229	16,548	9,648	(s)(A)	86,425
Total noninterest expenses	222,703	80,878	9,697		313,278

Income before income taxes	104,254	(4,214)	1,740		101,780
Income tax expense (benefit)	26,778	(59,728)	609	(t)	(32,341)
Net income from continuing operations	77,476	55,514	1,131		134,121
Net loss from discontinued operations	-	1,528	-		1,528
Net income attributable to Company	$77,476	$57,042	$1,131		$135,649

Earnings per common share, basic	$1.77	$2.90			$2.18
Earnings per common share, diluted	$1.77	$2.89			$2.17
Weighted average common shares outstanding, basic	43,784,193	19,685,290	(1,271,670	)(u)	62,197,813
Weighted average common shares outstanding, diluted	43,890,271	19,753,971	(1,276,107	)(u)	62,368,135

See accompanying notes to unaudited pro forma financial information.

NOTE A – BASIS OF PRESENTATION

On May 19, 2017, Union and Xenith entered into an agreement and plan of reorganization (the “merger agreement”) and related plan of merger providing for the merger of Xenith with and into Union (the “merger”). The merger agreement provided that at the effective time of the merger, each outstanding share of common stock of Xenith would be converted into the right to receive 0.9354 shares of Union common stock, par value $1.33 per share, and cash in lieu of any fractional shares.

The unaudited pro forma condensed combined consolidated financial information of Union’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Xenith was consummated on January 1, 2016 for purposes of the unaudited pro forma condensed combined consolidated statements of income and on September 30, 2017 for purposes of the unaudited pro forma condensed combined consolidated balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined consolidated statement of income, as if it had been effective during the entire period presented. The unaudited pro forma condensed combined consolidated financial information was calculated using the federal corporate income tax rate of 35% which was in effect at the time of the periods above.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill as of completion of the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Xenith at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Xenith’s tangible, and identifiable intangible, assets and liabilities as of the effective time of the merger.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All adjustments are based on current valuations, estimates, and assumptions. Union will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.

(a) Cash paid for outstanding stock options and at the effective time of merger.

(b) Fair value adjustment on Xenith’s outstanding loan portfolio. This fair value adjustment consists of:

i. an adjustment for credit deterioration of the acquired loan portfolio in the amount of $27.5 million which represented a markdown of 1.1% on Xenith’s outstanding loan portfolio. Of the $27.5 million credit markdown, approximately $16.1 million is estimated to be an accretable adjustment. In order to determine the adjustment related to credit deterioration, Union engaged an independent third-party loan review team to review and perform analytics on Xenith’s loan portfolio; and

ii. a further fair value adjustment to reflect differences in interest rates in the amount of $19.9 million in addition to the credit deterioration adjustment. This portion of the fair value adjustment was based on current market interest rates and spreads including the consideration of liquidity concerns.

(c) Elimination of the fair value adjustment of $5.7 million for loans purchased by Xenith in previous acquisitions and elimination of Xenith’s net deferred loan fees of $1.3 million.

(d) Elimination of Xenith’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(e) Estimated fair value adjustment of $6.3 million on Xenith’s premises and equipment.

(f) Elimination of Xenith’s legacy goodwill ($26.9 million) plus the addition of goodwill estimated based on the preliminary purchase price allocation for this transaction shown in Note C ($348.1 million).

(g) Union’s estimate of the fair value of the core deposit intangible asset ($33.5 million) and the elimination of Xenith’s previously reported core deposit intangible asset ($3.4 million). This will be amortized over 79 months using sum-of-years digits method. This estimate represents a 1.5% premium on Xenith’s core deposits based on current market data for similar transactions.

(h) Adjustment for deferred federal income taxes associated with the adjustments to record the assets and liabilities of Xenith at fair value based on Union’s statutory rate of 35% as of September 30, 2017. See Note F for further discussion.

(i) Estimated fair value adjustment on deposits at current market rates and spreads for similar products.

(j) Estimated fair value adjustment on long-term borrowings at current market rates and spreads for similar products ($14.2 million) and the elimination of fair value adjustments on long-term borrowings assumed by Xenith in previous acquisitions ($26.0 million).

(k) Estimated accrual of transaction costs of $12.2 million related to transaction bonuses and success-based fees.

(l) Elimination of Xenith’s stockholders’ equity representing conversion of all of the outstanding shares of Xenith common stock into shares of Union common stock based on the exchange ratio.

(m) Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $1.33 par value of Union common stock issued in the merger to former holders of shares of Xenith common stock. The adjustment to surplus represents the amount of equity consideration above the par value of Union common stock issuable in the merger.

(n) Represents the estimated net discount accretion on acquired loans (see Note D). Discount on purchase credit impaired loans is expected to be accreted over a weighted average expected life of 43 months on a pooled basis using the effective interest rate method. Discount on purchase performing loans is expected to be accreted over a weighted average contractual life of 71 months (actual contractual life up to 30 years) on an individual loan basis under the straight line method for revolving loans and the effective interest rate method for all other loans.

(o) Represents premium accretion on deposits assumed as part of the merger (see Note D). Premium will be amortized over 71 months using the effective interest rate method.

(p) Represents net discount amortization on borrowings assumed as part of the merger (see Note D). Discount on trust preferred capital notes will be accreted over 20 years using the effective interest method. Premium on subordinated debt notes will be amortized over three years using the straight-line method.

(q) Represents premium amortization on bank premises (see Note D). Premium will be amortized over 20 years using the straight-line method.

(r) Elimination of costs incurred in relation to the merger. All acquisition-related costs in 2016 relate to prior mergers.

(s) Represents amortization of core deposit premium (see Note D). Premium will be amortized over 78 months using the sum-of-years digits method.

(t) Income tax expense calculated using the federal corporate income tax rate as of September 30, 2017, 35%, of pre-tax income, adjusted for nondeductible acquisition-related costs reversed in adjustment (r).

(u) Weighted average basic and diluted shares outstanding were adjusted to effect the merger.

The following conforming reclassifications are adjustments to Xenith’s reported income statement in order to more closely align with the presentation of Union.

(A) Adjustment of provision for unfunded commitments recorded in other expenses reclassified to provision for credit losses.

(B) Adjustment of service charges and fees recorded in other operating income reclassified to other service charges and fees.

(C) Adjustment of depreciation expense recorded in technology and data processing reclassified to equipment expense.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the preliminary consideration paid using Union’s stock price of $36.17 at January 1, 2018 for Xenith’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the merger (dollars in thousands):

Purchase Price:
Fair value of shares of Union common stock issued		$790,081
Fair value of Xenith stock options		11,139
Total pro forma purchase price		$801,220

Fair value of assets acquired:
Cash and cash equivalents	$165,153
Securities available for sale	305,768
Restricted stock, at cost	22,044
Net loans	2,400,514
Premises and equipment	61,471
OREO	4,817
Core deposit intangible	33,540
Other assets	247,466
Total assets	3,240,773

Fair value of liabilities assumed:
Deposits	2,609,677
Other short-term borrowings	105,000
Borrowings	51,027
Other liabilites	21,923
Total liabilities	$2,787,627

Net assets acquired		$453,146
Preliminary pro forma goodwill		$348,074

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of Union common stock at a price of $36.17 as of January 1, 2018:

Share Price Sensitivity (dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 10%	$883,177	$430,031
As presented in pro forma	$801,220	$348,074
Down 10%	$719,263	$266,117

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of Union after the merger (dollars in thousands):

	Accretion (Amortization)
	For the Years Ended December 31,
	2018	2019	2020	2021	2022	Thereafter	Total
Loans	$9,047	$7,189	$5,122	$3,920	$2,673	$8,081	36,032
Bank premises	(49)	(49)	(49)	(49)	(49)	(731)	(976)
Core Deposit Intangible	(9,361)	(7,833)	(6,305)	(4,776)	(3,248)	(2,017)	(33,540)
Deposits	2,686	1,167	303	116	15	-	4,287
Borrowings	(583)	(600)	(640)	(687)	(699)	(10,967)	(14,176)

The actual effect of purchase accounting adjustments on the future pre-tax income of Union will differ from these estimates based on the closing date estimates of fair values and, if applicable, the use of different amortization methods than assumed above. Refer to “Note B – Pro Forma Adjustments” above for additional information on assumed amortization methods.

NOTE E – ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

Estimated cost savings are excluded from the pro forma analysis. Cost savings are estimated to be realized at 80% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $33.0 million, after-tax.

NOTE F – SUBSEQUENT EVENT

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law. Among other things, the Tax Act permanently lowers the corporate tax rate to 21% from the existing maximum rate of 35%, effective for tax years including or commencing January 1, 2018. As a result of the reduction of the corporate tax rate to 21%, companies are required to revalue their deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the reporting period of enactment. Union continues to evaluate the impact of the Tax Act; this evaluation is subject to refinement for up to one year after enactment. During the fourth quarter of 2017, Union recorded $6.3 million in additional tax expense based on its preliminary analysis of the impact of the Tax Act, and Xenith recorded $57.2 million in additional tax expense based on its preliminary analysis of the impact of the Tax Act. The estimated preliminary pro forma goodwill, adjusted for the impact of the Tax Act is approximately $406.2 million.